SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                     Cadmus
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

[CADMUS LOGO]




        Dear Shareholder:

          You are cordially invited to attend the 1998 Annual Meeting of Shareholders of Cadmus Communications Corporation. The meeting will be held on November 12, 1998, at 11:00 a.m., eastern standard time in the Auditorium of the Crestar Center, 919 East Main Street, Richmond, Virginia.

           The primary business of the meeting will be the election of directors, approval of an amendment to the Company's 1990 Long Term Incentive Stock Plan and the ratification of independent public accountants, as more fully explained in the enclosed proxy statement.

           During the meeting, we also will report to you on the condition and performance of Cadmus and its subsidiaries, including developments during the past fiscal year. You will have an opportunity to question management on matters of interest to all shareholders.

           We hope to see you on November 12, 1998. Whether you plan to attend or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the postage-paid envelope provided. Your vote is important. We appreciate your continued interest in and support of Cadmus.


                                            Cordially,

                                            /s/ C. Stephenson Gillispie, Jr.
                                            --------------------------------
                                            C. Stephenson Gillispie, Jr.
                                            CHAIRMAN OF THE BOARD,
                                            PRESIDENT AND CHIEF
                                            EXECUTIVE OFFICER

        October 2, 1998


                       CADMUS COMMUNICATIONS CORPORATION
          6620 West Broad Street, Suite 240, Richmond, Virginia 23230

[CADMUS LOGO]




            ------------------------------------------------------
                 NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS
            ------------------------------------------------------
                         TO BE HELD NOVEMBER 12, 1998

     The 1998 Annual Meeting of Shareholders of Cadmus Communications Corporation will be held on November 12, 1998, at 11:00 a.m., eastern standard time in the Auditorium of the Crestar Center, 919 East Main Street, Richmond, Virginia, for the following purposes:

     1. To elect four Class III directors to serve until the 2001 Annual Meeting of Shareholders.

     2. To approve an amendment to the 1990 Long Term Incentive Stock Plan to increase the number of shares issuable thereunder by an additional 350,000 shares.

     3. To ratify the designation of Arthur Andersen LLP as independent public accountants for the current fiscal year.

     4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on September 18, 1998, as the record date for determination of shareholders entitled to notice of and to vote at the meeting and any adjournments thereof.


                            By Order of the Board of Directors


                            /s/ Bruce V. Thomas
                            -----------------------------
                            Bruce V. Thomas
                            SENIOR VICE PRESIDENT AND
                            CHIEF FINANCIAL OFFICER

October 2, 1998


PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR OWN SHARES.

                       CADMUS COMMUNICATIONS CORPORATION
          6620 West Broad Street, Suite 240, Richmond, Virginia 23230
                  ------------------------------------------
                                PROXY STATEMENT
                  ------------------------------------------
                      1998 ANNUAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON NOVEMBER 12, 1998

GENERAL

     The enclosed proxy is solicited by the Board of Directors of Cadmus Communications Corporation ("Cadmus" or "Company") for the 1998 Annual Meeting of Shareholders ("Annual Meeting") of Cadmus to be held November 12, 1998, at the time and place set forth in the accompanying Notice of Annual Meeting of Shareholders and for the following purposes: (i) to elect four Class III directors to serve until the 2001 Annual Meeting of Shareholders (see "Election of Directors" pages 5-12); (ii) to approve an amendment to the 1990 Long Term Incentive Stock Plan (see "Approval of Amendment to 1990 Long Term Incentive Stock Plan" pages 22-24); (iii) to ratify the designation of Arthur Andersen LLP as independent public accountants for the current fiscal year (see "Ratification of the Selection of Independent Public Accountants" page 24); and
(iv) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     If a shareholder is a participant in the Cadmus Dividend Reinvestment Plan, the enclosed proxy card represents the number of full shares in the dividend reinvestment plan account, as well as shares registered in the participant's name. A participant in the Cadmus Thrift Savings Plan with shares of Cadmus common stock allocated to his or her account will receive a separate proxy card representing the number of full shares allocated to his or her account as of the record date for the Annual Meeting.

     Cadmus will pay all costs for this proxy solicitation. Proxies are being solicited by mail and may also be solicited personally, by telephone or telegraph, by directors, officers, and employees of Cadmus. Cadmus may reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of the stock. All shares of the common stock of Cadmus ("Common Stock") represented by properly executed and delivered proxies will be voted according to their terms and conditions at the Annual Meeting or any adjournments thereof. Shareholders may revoke proxies at any time prior to their exercise by written notice to Cadmus, by submitting a proxy bearing a later date, or by attending the Annual Meeting and requesting to vote in person.

     The approximate mailing date of this proxy statement and the accompanying proxy is October 2, 1998.


VOTING RIGHTS

     Only those shareholders of record at the close of business on September 18, 1998, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. The number of shares of

Common Stock outstanding and entitled to vote as of the record date was 7,832,751. A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business.

     With regard to the election of directors, votes may be cast in favor or withheld. If a quorum is present, the nominees receiving a plurality of the votes cast at the Annual Meeting will be elected directors; therefore, votes withheld will have no effect. The approval of the amendment to the 1990 Incentive Stock Plan and ratification of Arthur Andersen LLP as independent public accountants require the affirmative vote of a majority of the shares cast on the matter. Thus, although abstentions and broker non-votes (shares held by customers which may not be voted on certain matters because the broker has not received specific instructions from the customer) are counted for purposes of determining the presence or absence of a quorum for the transaction of business, they are generally not counted for purposes of determining whether such proposals have been approved and therefore have no effect.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of July 31, 1998 (except as noted below), the number and percentage of shares of Common Stock held by persons known by Cadmus to be the owners of more than 5% of the Company's Common Stock, each of the Cadmus directors and nominees for director, the executive officers named in the "Summary Compensation Table," and all directors and executive officers as a group.



                                   AMOUNT AND NATURE OF         PERCENT OF
NAME AND ADDRESS                   BENEFICIAL OWNERSHIP     COMMON STOCK ISSUED
OF BENEFICIAL OWNER                 OF COMMON STOCK(1)        AND OUTSTANDING
-------------------------------   ----------------------   --------------------
Loomis, Sayles & Company, LP
Boston, Massachusetts                     469,800          5.9%
J. & W. Seligman & Co. Inc.
Boston, Massachusetts                     456,355          5.8%
Brinson Partners, Inc.
Chicago, Illinois                         415,200          5.2%
Dimensional Fund Advisors Inc.
Santa Monica, California                  413,600          5.2%
Frank Daniels, III
Raleigh, North Carolina                    26,000(2)         *
C. Stephenson Gillispie, Jr.
Richmond, Virginia                        236,038(3)       2.9%
G. Waddy Garrett
Richmond, Virginia                          4,600(4)         *

                               AMOUNT AND NATURE OF         PERCENT OF
NAME AND ADDRESS               BENEFICIAL OWNERSHIP     COMMON STOCK ISSUED
OF BENEFICIAL OWNER             OF COMMON STOCK(1)        AND OUTSTANDING
---------------------------   ----------------------   --------------------
Price H. Gwynn, III
Charlotte, North Carolina              16,466(5)          *
Steven R. Isaac
Richmond, Virginia                     32,600(6)          *
Jeanne M. Liedtka
Charlottesville, Virginia               3,000(7)          *
John D. Munford, II
Virginia Beach, Virginia               50,145             *
John H. Phillips
Richmond, Virginia                     92,849(8)        1.2%
John C. Purnell, Jr.
Richmond, Virginia                     10,182(9)          *
Jerry I. Reitman
Chicago, Illinois                       1,500(10)
Russell M. Robinson, II
Charlotte, North Carolina              20,272             *
John W. Rosenblum
Charlottesville, Virginia               7,000             *
Wallace Stettinius
Richmond, Virginia                    194,328(11)       2.4%
Bruce V. Thomas
Richmond, Virginia                     62,799(12)         *
Bruce A. Walker
Seattle, Washington                     6,800             *
David G. Wilson, Jr.
Richmond, Virginia                    136,270(13)       1.7%
All Directors and
Executive Officers as a
Group (18 persons)                    957,036(14)      11.3%

----------
     * Indicates that percent of class does not exceed one percent.

 (1) Except as otherwise indicated and except to the extent that in certain cases shares may be held in joint tenancy with a spouse, each nominee, director, or executive officer has sole voting and investment power with respect to the shares shown. Except as otherwise noted, beneficial ownership for each non-employee director includes 5,000 shares as to which each such director holds presently exercisable options under the 1992 Non-Employee Director Stock Compensation Plan. The beneficial ownership shown for the four institutional shareholders is based on a listing of institutional holders of the Company's Common Stock as of June 30, 1998 provided to the Company by NASDAQ OnlineTM. These institutions also have made Schedule 13G filings reflecting their respective ownerships as of December 31, 1997. Each of these filings certifies that the acquisition of the shares reported thereon was in the ordinary course of business and not in connection with or as a participant in any transaction having the purpose or effect of changing or influencing the control of the Company.

 (2) Mr. Daniels holds 3,000 of his shares in the form of presently exercisable options.

 (3) Includes: 204,200 shares as to which Mr. Gillispie holds presently exercisable options, 986 shares held in his father's estate of which he is executor; 10 shares held as custodian; and 581 shares held for his account in the Cadmus account under the Cadmus Thrift Savings Plan.

 (4) Includes: 1,000 shares held by Mr. Garrett's wife, as to which shares Mr. Garrett disclaims beneficial ownership, and 1,000 shares held in the form of presently exercisable options.

 (5) Mr. Gwynn holds 4,000 of his shares in the form of presently exercisable options.

 (6) Includes: 500 shares held by Mr. Isaac's children and 350 shares held by Mr. Isaac's wife, as to all of which shares Mr. Isaac disclaims beneficial ownership; and 30,000 shares in the form of presently exercisable options.


 (7) Ms. Liedtka holds all of her shares in the form of presently exercisable options.

 (8) Includes: 51,500 shares as to which Mr. Phillips holds presently exercisable options and 11,517 shares held for his account under the Cadmus Thrift Savings Plan.

 (9) Includes 150 shares held by Mr. Purnell's wife, as to which shares Mr. Purnell disclaims beneficial ownership.

(10) Mr. Reitman holds 1,000 of his shares in the form of presently exercisable options.

(11) Includes: 156,106 shares held in an agency account by NationsBank of Virginia, N.A., as to all of which shares Mr. Stettinius is the beneficial owner; 2,222 shares, also held in an agency account by NationsBank of Virginia, N.A., for Mr. Stettinius' wife, as to which shares Mr. Stettinius disclaims beneficial ownership; and 36,000 shares as to which Mr. Stettinius holds presently exercisable options.

(12) Includes: 58,800 shares as to which Mr. Thomas holds presently exercisable options and 2,063 shares held for his account in the Cadmus account under the Cadmus Thrift Savings Plan.

(13) Includes: 79,900 shares as to which Mr. Wilson holds presently exercisable options and 506 shares held for his account in the Cadmus account under the Thrift Savings Plan.

(14) In addition to the executive officers named in the Summary Compensation Table, the beneficial ownership shown for executive officers of Cadmus reflects shares beneficially owned by David E. Bosher, Vice President and Treasurer and Edward B. Fernstrom, Vice President, Information Technology.



ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes (I, II and III), with one class being elected every year for a term of three years. Price H. Gwynn, III, John C. Purnell, Jr., Russell M. Robinson, II, John W. Rosenblum and David
G. Wilson, Jr. currently serve as Class III directors. Messrs. Purnell, Robinson, Rosenblum and Wilson will be nominated to serve as Class III directors for terms of three years expiring at the 2001 annual meeting. Mr. Gwynn will not stand for re-election at the Annual Meeting in accordance with the Company's policy on retirement of directors. Joseph J. Ward, who had been elected in February, 1998 by the Board of Directors to serve as a Class III director until the Annual Meeting, resigned as director in order to assume the position of Executive Vice President of the Company's Professional Communications sector. David G. Wilson, Jr., currently Chairman of the Company's Professional Communications sector, was elected by the Board of Directors to serve as a Class III director until the Annual Meeting to fill the vacancy created by the resignation of Mr. Ward. The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. If, for any reason, any of the persons named below should become unavailable to serve, an event which management does not anticipate, proxies will be voted for the remaining nominees and such other person or persons as the Board of Directors of Cadmus may designate. In the alternative, the Board may reduce the size of affected Class to the number of remaining nominees, if any, for whom the proxies will be voted.

     Certain information concerning the four nominees for election at the Annual Meeting is set forth below, as well as certain information about the Class I and Class II directors, who will continue in office after the Annual Meeting until the 1999 and 2000 annual meeting of shareholders, respectively.

                           NOMINEES FOR ELECTION AS
                              CLASS III DIRECTORS
                     (TO SERVE UNTIL 2001 ANNUAL MEETING)



                                                                               PRINCIPAL OCCUPATION DURING
                                                       DIRECTOR             PAST FIVE YEARS AND DIRECTORSHIPS
NAME AND (AGE)                                         SINCE(1)                 IN OTHER PUBLIC COMPANIES
--------------                                        ----------      --------------------------------------------
                                                        1979             Executive Director, Friends Association for
                                                                           Children, Richmond, Virginia, a non-profit
[Photo]                                                                    child welfare organization.



John C. Purnell, Jr. (57)
-----------------------------------------------------------------------------------------------------------------


[Photo]

                                                        1984             Attorney-at-law, President, Director and
                                                                           shareholder of Robinson, Bradshaw &
                                                                           Hinson, P.A., Charlotte, North Carolina.
                                                                           Director, Caraustar Industries, Inc. and
                                                                           Duke Energy Corporation.
Russell M. Robinson, II (66)
--------------------------------------------------------------------------------------------------------------



[Photo]
                                                        1988             Dean, The Jepson School of Leadership
                                                                           Studies, University of Richmond,
                                                                           Richmond, Virginia. Formerly, Tayloe
                                                                           Murphy Professor and Dean, the Darden
                                                                           Graduate School of Business Adminis-
                                                                           tration, University of Virginia. Director,
                                                                           Chesapeake Corporation, Comdial
                                                                           Corporation, Cone Mills Corporation, and
                                                                           T. Rowe Price Associates.
John W. Rosenblum (54)
---------------------------------------------------------------------------------------------------------------





                                                                                            PRINCIPAL OCCUPATION DURING
                                                                    DIRECTOR             PAST FIVE YEARS AND DIRECTORSHIPS
NAME AND (AGE)                                                      SINCE(1)                 IN OTHER PUBLIC COMPANIES
---------------                                                    ----------      --------------------------------------------
                                                                     1998             Chairman, Cadmus Professional Communi-
                                                                                        cations sector effective July, 1998.
                                                                                        Formerly, Executive Vice President,
                                                                                        Professional Communications sector from
[Photo]                                                                                 July, 1997 and President and Chief
                                                                                        Executive Officer, Cadmus Journal
                                                                                        Services from November, 1994. From
                                                                                        March, 1993 to November, 1994, Senior
                                                                                        Vice President and General Manager of
David G. Wilson, Jr. (57)                                                               the Company's Byrd Journal division.
-------------------------------------------------------------------------------------------------------------------------------



                                      CLASS I DIRECTORS
                             (SERVING UNTIL 1999 ANNUAL MEETING)





                                                                     1995             Associate Professor at the Darden Graduate
                                                                                        School of Business Administration,
                                                                                        University of Virginia. Formerly,
[Photo]                                                                                 Associate Professor at Rutgers University
                                                                                        and Simmons College.


Jeanne M. Liedtka (43)
-------------------------------------------------------------------------------------------------------------------------------


                                                                     1965             Retired. Formerly, Vice Chairman, Executive
                                                                                        Vice President, Union Camp Corporation,
[Photo]                                                                                 Franklin, Virginia. Director, Universal
                                                                                        Corporation and Caraustar Industries, Inc.


John D. Munford, II (70)
-------------------------------------------------------------------------------------------------------------------------------



                                                                                         PRINCIPAL OCCUPATION DURING
                                                                    DIRECTOR          PAST FIVE YEARS AND DIRECTORSHIPS
NAME AND (AGE)                                                      SINCE(1)              IN OTHER PUBLIC COMPANIES
--------------                                                     ----------   --------------------------------------------
                                                                     1997             Vice-Chairman, International Data Response
                                                                                        Corporation and Chairman, Board of
                                                                                        Governors of Children's Miracle Network.
[Photo]                                                                                 Executive Vice President and Director,
                                                                                        Integrated Communications (retired) of
                                                                                        the Leo Burnett Company, a
                                                                                        Chicago-based international advertising
Jerry I. Reitman (60)                                                                   agency.
---------------------------------------------------------------------------------------------------------------------------------

                                                                     1967             Senior Executive Fellow at the School of
                                                                                        Business, Virginia Commonwealth
[Photo]                                                                                 University, Richmond, Virginia. Formerly,
                                                                                        Chairman of the Board, President and
                                                                                        Chief Executive Officer, Cadmus.
                                                                                        Director, Chesapeake Corporation.


Wallace Stettinius (65)
----------------------------------------------------------------------------------------------------------------------------------


                                      CLASS II DIRECTORS
                             (SERVING UNTIL 2000 ANNUAL MEETING)



                                                                     1994             Chairman and Chief Executive Officer, Total
                                                                                        Sports, Inc., a Raleigh-based news media
                                                                                        publisher. Chairman, KOZ inc., a
[Photo]                                                                                 Raleigh-based provider of Web-based
                                                                                        data. Formerly, Publisher, Nando.net and
                                                                                        Vice President, Editor and Director of
                                                                                        Operations, The News and Observer
                                                                                        Publishing Company.

Frank Daniels, III (42)
----------------------------------------------------------------------------------------------------------------------------------


                                                                                    PRINCIPAL OCCUPATION DURING
                                                                    DIRECTOR     PAST FIVE YEARS AND DIRECTORSHIPS
NAME AND (AGE)                                                      SINCE(1)         IN OTHER PUBLIC COMPANIES
--------------                                                      ----------   ----------------------------------------
                                                                    1991              Chairman of the Board, President and Chief
                                                                                        Executive Officer, Cadmus. Formerly,
                                                                                        Chief Operating Officer, Cadmus, and
                                                                                        President and Chief Executive Officer,
                                                                                        The William Byrd Press, Incorporated.
[Photo]                                                                                 Director, First Union - VA/MD/DC
                                                                                        Advisory Board.


C. Stephenson Gillispie, Jr. (56)
--------------------------------------------------------------------------------------------------------------------------------

                                                                    1977              President and Chief Executive Officer, Valco
                                                                                        Graphics, Inc., a Seattle marketing firm
[Photo]                                                                                 providing printing, mailing and fulfillment
                                                                                        services.


Bruce A. Walker (64)
--------------------------------------------------------------------------------------------------------------------------------

                                                                    1997              Chairman and Chief Executive Officer of
                                                                                        Alliance Agronomics, Inc., a
                                                                                        Mechanicsville, Virginia fertilizer
                                                                                        production and distribution concern.
[Photo]                                                                                 Director, Ag-Chem Equipment Co., Inc.,
                                                                                        Reeds Jewelers, Inc., and County Bank of
                                                                                        Chesterfield, Inc.

G. Waddy Garrett (57)
--------------------------------------------------------------------------------------------------------------------------------



(1) All service by Cadmus directors prior to June 30, 1984, refers to service as directors of Cadmus' subsidiaries, The William Byrd Press, Incorporated or Washburn Graphics, Inc.


CADMUS BOARD AND COMMITTEE MEETINGS AND ATTENDANCE

     The Board of Directors of Cadmus held six meetings during the fiscal year ended June 30, 1998. All directors attended at least 75% of all meetings of the Board and committees on which they served, except Ms. Liedtka who attended 58% of such meetings because she was out of the country on sabbatical leave for a portion of the fiscal year.

     The Board has five standing committees: the Executive Committee, the Nominating Committee, the Audit Committee, the Executive Compensation and Organization Committee and the Benefits and Investment Committee.

     The Executive Committee has a wide range of powers, but its primary duty is to act if necessary between scheduled Board meetings. For such purpose, the Executive Committee possesses all the powers of the Board in management of the business and affairs of Cadmus except as otherwise limited by Virginia law. The Executive Committee held no meetings during the fiscal year ended June 30, 1998. Members of the Committee are Messrs. Daniels, Gillispie (Chairman), Gwynn, Munford and Stettinius.

     The Nominating Committee selects and recommends to the Board a slate of nominees to be voted on for election as directors at each annual meeting, and makes recommendations concerning committee membership, appointment of officers and nominees to fill vacancies occurring on the Board. The Nominating Committee met two times during the fiscal year ended June 30, 1998. Members of the Committee are Messrs. Daniels, Reitman (Chairman), Rosenblum and Stettinius.

     The function of the Audit Committee is to recommend the appointment of a firm of independent public accountants to audit the Company's consolidated financial statements, to review and approve the scope, purpose and type of audit services to be performed internally and by the external auditors, to review the activities and findings of all the external auditors and employees conducting internal audits, to determine the effectiveness of the audit function and to render regular reports to the Board on its activities and findings. The Audit Committee met six times during the fiscal year ended June 30, 1998. Members of the Committee are Messrs. Garrett, Munford, Purnell, Rosenblum (Chairman) and Stettinius.

     The primary function of the Executive Compensation and Organization Committee (the "ECOC") is to review and approve the design and administration of salary, benefits and incentive plans for senior management. This Committee also evaluates the Company's organizational structure and the development, goals and performance of senior management. The ECOC met six times during the fiscal year ended June 30, 1998. Members of the ECOC are Messrs. Garrett (Chairman), Gwynn, Munford, Walker and Ms. Liedtka.

     The primary function of the Benefits and Investment Committee is to review the operation of employee benefit plans and programs and to evaluate the performance of Plan administrators, trustees and investment managers. The Benefits and Investment Committee met four times during the fiscal year ended June 30, 1998. Members of the Committee are Messrs. Daniels, Gwynn, Purnell (Chairman), Reitman and Walker.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Members of the ECOC are Messrs. Garrett (Chairman), Gwynn, Munford, Rosenblum, Walker and Ms. Liedtka. No member of the ECOC is or has been an employee of Cadmus. Furthermore, none of Cadmus' executive officers has served on the board of directors of any company of which an ECOC member is an employee except for John H. Phillips, Vice President, Procurement and Operations Finance of Cadmus, who serves as a director of Valco Graphics, Inc., a privately-held Seattle marketing firm providing printing, mailing and fulfillment services, of which Bruce A. Walker, an ECOC member, is President.

     Russell M. Robinson, II, a Class III director and nominee for re-election as such, served as Chairman of the ECOC until August 12, 1997 and currently serves as lead outside director of the Board of Directors. The firm of Robinson, Bradshaw and Hinson, P.A., of which Mr. Robinson is President, a Director and a shareholder, was retained to perform legal services for Cadmus during fiscal year 1998. It is anticipated that the firm will continue to provide legal services to Cadmus during fiscal year 1999.


DIRECTORS' COMPENSATION

     CASH COMPENSATION. Each director of Cadmus who is not also an executive officer of Cadmus receives: (a) an annual retainer of $10,000; (b) $1,000 for attendance at each Board meeting; (c) $750 for attendance at each committee meeting; and (d) $300 for each conference call Board meeting in which he participates. The Chairmen of the Audit, the Nominating, the Executive Compensation and Organization, and the Benefits and Investment Committees each receive an additional $2,000 annually. Each director also is reimbursed for usual and ordinary expenses of meeting attendance. A director who also is an employee of Cadmus or its subsidiaries receives no additional compensation for serving as a director.

     In May, 1997, the Board created the position of lead outside director and appointed Russell M. Robinson, II, to serve in this position. The general duties of the lead outside director include serving as liaison between the non-management members of the Board and the Chief Executive Officer and assisting the Chairman of the Board in the performance of certain of his duties. The lead outside director receives an additional annual retainer of $15,000 for such services.

     Cadmus has in effect a plan under which directors may elect to defer their annual retainers and attendance fees generally until after the termination of their service on the Board.

     NON-EMPLOYEE DIRECTOR STOCK COMPENSATION PLAN. Under the 1997 Non-Employee Director Stock Compensation Plan, a portion of the anticipated future increases in the annual retainer is paid in stock options. Each Director who is not an employee of Cadmus or its subsidiaries will receive an option grant covering 1,000 shares of Common Stock on November 15 of each year during the term of the Plan, with the first grant to be made under the Plan on November 15, 1998. The options granted under the Plan are not exercisable for six months from date of grant except in the case of death or disability. Options that are not exercisable at the time a director's services on the Board terminate for any reason other than death, disability or retirement in accordance with Cadmus' policy will be forfeited. The 1997 Plan continues the form of stock compensation previously provided under the 1992 Plan which expired August 15, 1997.

CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS WITH MANAGEMENT

     See "Compensation Committee Interlocks and Insider Participation" for information relating to Mr. Robinson's relationship to the Company.

     From time to time, Cadmus and its subsidiaries may purchase products from or utilize services of, other corporations of which a Cadmus director is a director, officer or employee. Such transactions occur in the ordinary course of business and are not deemed material.


EXECUTIVE COMPENSATION

     The following table shows, for the fiscal years ended June 30, 1998, 1997, and 1996, all compensation paid or accrued by Cadmus and its subsidiaries to the Company's Chief Executive Officer and its four other most highly compensated executive officers.


                          SUMMARY COMPENSATION TABLE


                                                                                                      LONG-TERM
                                                         ANNUAL COMPENSATION                       COMPENSATION
                                           ----------------------------------------------- -----------------------------
                                                                                OTHER        SECURITIES
                                                                               ANNUAL        UNDERLYING      ALL OTHER
           NAME (AGE) AND                                                     COMPENSA-       OPTIONS/        COMPEN-
         PRINCIPAL POSITION          YEAR   SALARY ($)(1)   BONUS ($)(2)     TION ($)(3)      SARS (#S)     SATION ($)
        -------------------         ------ --------------- -------------- ----------------  ------------ ----------------
C. Stephenson Gillispie, Jr. (56)   FY98       $332,000      $ 199,200              --         45,000       $  16,160(8)
  Chairman, President and           FY97        322,000              0              --         20,000          19,347(9)
  Chief Executive Officer           FY96        310,000              0       $  46,575(5)      20,000          29,185(10)
Steven R. Isaac (50)                FY98        315,000        137,800              --         20,000          14,611(11)
  Executive Vice President          FY97        305,000         50,000              --         25,000           5,520(12)
                                    FY96             --             --              --             --              --
David G. Wilson, Jr. (57)           FY98        275,000        138,300              --         25,000          13,414(13)
  Executive Vice President          FY97        248,000         50,000              --         25,000          14,681(14)
                                    FY96             --                             --             --              --
Bruce V. Thomas (41)                FY98        218,000        130,000              --         19,000           6,237(15)
  Senior Vice President and         FY97        198,000         50,000(4)           --         15,000           4,899(16)
  Chief Financial Officer           FY96        165,000              0          21,344(6)       8,000           7,952(17)
John H. Phillips (54)               FY98        182,500         52,000              --          5,000           8,169(18)
  Vice President, Procurement       FY97        176,900              0              --         10,000           9,003(19)
  and Operations Finance            FY96        172,000              0          25,777(7)       8,000          10,105(20)

----------
 (1) Reflects salary before pretax contributions under the Cadmus Thrift Savings Plans. David G. Wilson, Jr., served as Executive Vice President of the Company's Professional Communications sector during the fiscal year ended June 30, 1998, and assumed his current position as Chairman of that sector effective July 22, 1998.

 (2) Reflects short-term incentive awards, if any, accrued for each of the three fiscal years ended June 30, 1998 under the Cadmus Executive Incentive Plan described in the Report of the Compensation Committee on Executive Compensation on pages 17-20.

 (3) For the fiscal year ended June 30, 1998, perquisites did not exceed 10% of salary and bonus for any of the named executive officers and thus no amounts are reportable as "Other Annual Compensation."

 (4) Reflects a short-term incentive award paid with respect to the fiscal year ended June 30, 1997, but not included in the Summary Compensation Table in 1997 because it was not awarded until after release of the 1997 Proxy Statement.

 (5) Of the total amount reported as "Other Annual Compensation" for Mr. Gillispie in fiscal year 1996, $34,875 was paid, pursuant to a change in the Cadmus vacation policy, for previously accrued vacation not taken in prior fiscal years and $11,700 was paid as an automobile allowance.

 (6) Of the total amount reported as "Other Annual Compensation" for Mr. Thomas in fiscal year 1996, $12,163 was paid, pursuant to a change in the Cadmus vacation policy, for previously accrued vacation not taken in prior fiscal years and $9,181 was paid as an automobile allowance.

 (7) Of the total reported as "Other Annual Compensation" for Mr. Phillips in 1996, $19,350 was paid, pursuant to a change in the Cadmus vacation policy, for previously accrued vacation not take in prior fiscal years and $6,427 was paid as an automobile allowance.

 (8) Reflects $11,472 contributed or matched by Cadmus or its subsidiaries for fiscal year 1998 under the Cadmus Thrift Savings Plans and the remainder paid by Cadmus for life insurance premiums.

 (9) Reflects $16,452 contributed or matched by Cadmus or its subsidiaries for fiscal year 1997 under the Cadmus Thrift Savings Plans and the remainder paid by Cadmus for life insurance premiums.

(10) Reflects $26,809 contributed or matched by Cadmus or its subsidiaries for fiscal year 1996 under the Cadmus Thrift Savings Plans and the remainder paid by Cadmus for life insurance premiums.

(11) Reflects $11,409 contributed or matched by Cadmus or its subsidiaries for fiscal year 1998 under the Cadmus Thrift Savings Plans and the remainder paid by Cadmus for life insurance premiums.

(12) Reflects $4,883 contributed or matched by Cadmus or its subsidiaries for fiscal year 1997 under the Cadmus Thrift Savings Plans and the remainder paid by Cadmus for life insurance premiums.

(13) Reflects $10,553 contributed or matched by Cadmus or its subsidiaries for fiscal year 1998 under the Cadmus Thrift Savings Plans and the remainder paid by Cadmus for life insurance premiums.

(14) Reflects $12,525 contributed or matched by Cadmus or its subsidiaries for fiscal year 1997 under the Cadmus Thrift Savings Plans and the remainder paid by Cadmus for life insurance premiums.

(15) Reflects $5,628 contributed or matched by Cadmus or its subsidiaries for fiscal year 1998 under the Cadmus Thrift Savings Plans and the remainder paid by Cadmus for life insurance premiums.

(16) Reflects $4,347 contributed or matched by Cadmus or its subsidiaries for fiscal year 1997 under the Cadmus Thrift Savings Plans and the remainder paid by Cadmus for life insurance premiums.

(17) Reflects $7,635 contributed or matched by Cadmus or its subsidiaries for fiscal year 1996 under the Cadmus Thrift Savings Plans and the remainder paid by Cadmus for life insurance premiums.

(18) Reflects $6,906 contributed or matched by Cadmus or its subsidiaries for fiscal year 1998 under the Cadmus Thrift Savings Plans and the remainder paid by Cadmus for life insurance premiums.

(19) Reflects $7,782 contributed or matched by Cadmus or its subsidiaries for fiscal year 1997 under the Cadmus Thrift Savings Plans and the remainder paid by Cadmus for life insurance premiums.

(20) Reflects $8,600 contributed or matched by Cadmus or its subsidiaries for the fiscal year 1996 under the Cadmus Thrift Savings Plans and the remainder paid by Cadmus for life insurance premiums.


STOCK OPTIONS

     The following table reflects grants of stock options made during the fiscal year ended June 30, 1998 to each of the named executive officers.


                      OPTIONS GRANTED IN LAST FISCAL YEAR



                                                                                             POTENTIAL
                                                                                             REALIZABLE
                                                                                              VALUE AT
                                                                                           ASSUMED ANNUAL
                                  NUMBER OF      PERCENTAGE OF                              RATES OF STOCK
                                  SECURITIES    TOTAL OPTIONS/                            PRICE APPRECIATION
                                  UNDERLYING         SARS         EXERCISE                    FOR OPTION
                                   OPTIONS          GRANTED       OR BASE                      TERM (3)
                                   GRANTED       TO EMPLOYEES      PRICE     EXPIRATION ---------------------
             NAME                    (#)        IN FISCAL YEAR     ($/SH)       DATE        5%        10%
            -----               --------------- ---------------- ----------- ----------- --------- ----------
C. Stephenson Gillispie, Jr.        15,000(1)         6             26.875    5/12/08   253,521     642,476
                                    30,000(2)        12             26.875    5/12/08   507,043   1,284,952
Stephen R. Isaac                     5,000(1)         2             26.875    5/12/08    84,507     214,158
                                    15,000(2)         6             26.875    5/12/08   253,521     642,476
David G. Wilson, Jr.                 5,000(1)         2             17.125    8/12/07    53,848     136,463
                                     5,000(1)         2             26.875    5/12/08    84,507     214,158
                                    15,000(2)         6             26.875    5/12/08   253,521     642,476
Bruce V. Thomas                      5,000(1)         2             26.875    5/12/08    84,507     214,158
                                    14,000(2)         6             26.875    5/12/08   236,620     599,644
John H. Phillips                     5,000(2)         2             26.875    5/12/08    84,507     214,158

----------
(1) Grants were made under the Company's 1990 Long Term Incentive Stock Plan, and were immediately exercisable.

(2) Grants were made under the Company's 1990 Long Term Incentive Stock Plan and become exercisable in increments of one-third of the total number of shares subject to option each on December 31, 2000, 2001 and 2002, subject to earlier vesting if certain performance criteria are met.

(3) The dollar amounts under these columns are the result of calculations at assumed annual rates of stock price appreciation set by the Securities and Exchange Commission. The dollar amounts shown are not intended to forecast possible future appreciation, if any, of the price of the Common Stock.

     The following table reflects certain information regarding the exercise of stock options during the fiscal year ended June 30, 1998, as well as information with respect to unexercised options held at such date by each of the named executive officers.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES



                                                                       VALUE OF UNEXERCISED
                                       NUMBER OF UNEXERCISED         "IN THE MONEY" OPTIONS AT
                                  OPTIONS AT FISCAL YEAR END (#)        FISCAL YEAR END ($)
                                     EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
                                 --------------------------------   --------------------------
C. Stephenson Gillispie, Jr.              204,200/30,000                      2,216,632/0
Stephen R. Isaac                           30,000/15,000                        250,313/0
David G. Wilson, Jr.                       79,900/15,000                        882,178/0
Bruce V. Thomas                            58,800/14,000                        573,736/0
John H. Phillips                           51,500/33,800                  803,281/220,840

     The Columns "Number of Shares Acquired Upon Exercise" and "Value Realized" have been omitted because no options were exercised by the named executive officers during the last fiscal year.


CHANGE-IN-CONTROL AGREEMENTS

     Cadmus has entered into agreements with Messrs. Gillispie, Isaac, Wilson, Thomas, Phillips, Bosher and Fernstrom and five other managers that provide for severance payments and certain other benefits if their employment terminates after "a change in control" (as defined therein) of Cadmus. Payments and benefits will be paid under these agreements only if, within three years following a change in control (or such shorter period from the date of any change in control to normal retirement), the employee (i) is terminated involuntarily without "cause" (as defined therein) and not as a result of death, disability or normal retirement, or (ii) terminates his employment voluntarily for "good reason" (as defined therein). "Change in control" is defined generally to include (i) an acquisition of 20% or more of Cadmus' voting stock, (ii) certain changes in the composition of the Cadmus Board of Directors, (iii) shareholder approval of certain business combinations or asset sales in which Cadmus' historic shareholders hold less than 60% of the resulting or purchasing company or (iv) shareholder approval of the liquidation or dissolution of Cadmus.

     In the event of such termination following a change in control, the employee will be entitled to receive a lump sum severance payment, certain other payments and a continuation of employee welfare benefits. Severance payments under these agreements are determined by a formula that takes into account base salary, annual bonus and years of employment. Under this formula, Mr. Gillispie will be entitled to the maximum severance payment, which will be an amount equal to three times the sum of his base salary and annual bonus for the year in which termination occurs, or for the fiscal year ended June 30, 1998, whichever is higher. The total amount payable to Mr. Gillispie may not exceed the maximum amount that may be paid without the imposition of a federal excise tax on Mr. Gillispie, except that the amount payable will not be reduced unless his net after-tax benefit would be greater than that without the reduction.


RETIREMENT BENEFITS

     PENSION PLAN. Substantially all employees of Cadmus and its participating subsidiaries who are 21 years of age or older and who are credited with at least one year of service with Cadmus or a participating subsidiary are covered by the Cadmus Pension Plan (the "Pension Plan"). The Pension Plan is a non-contributory defined benefit pension plan under which retirement benefits are generally based on periods of active participation. For the period July 1, 1979 through June 30, 1985, a participant earned a retirement benefit expressed as an annuity for life equal to 2% of his or her base compensation (exclusive of non-guaranteed commissions, bonuses, overtime pay and similar payments) for each year of service. For periods after June 30, 1985, a participant earns a retirement benefit generally equal to 1.6% of his or her base compensation each year (limited to the inflation adjusted compensation cap each year starting July 1, 1989). Under a special rule, employees who were participants on June 30, 1985 generally accrued further benefits after June 30, 1985 and before January 1, 1992 at no less than the amount of accrual for the fiscal year ended June 30, 1985. This special rule ceased to apply effective for accruals after December 31, 1991. Prior to July 1, 1979, several different benefit formulas applied, and employees who were participants before July 1, 1979 will retain their accrued past service benefit for service before July 1, 1979 based on the benefit formulas then in effect.

     Because retirement benefits under the Pension Plan are based on career average compensation, a table showing annual retirement benefits based upon final average compensation and years of service is inappropriate and has been omitted. Based on the benefit formula in effect on and after July 1, 1985, and on the assumption that the individuals named will continue to receive, until normal retirement age, covered compensation in the same amounts paid for the fiscal year ended June 30, 1998, the estimated annual benefits (which are not subject to any deduction for Social Security or other offset amount) payable for the named executive officers are $67,050 for Mr. Gillispie, $37,120 for Mr. Isaac, $61,252 for Mr. Wilson, $73,928 for Mr. Thomas and $66,268 for Mr. Phillips.

     CADMUS SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. Cadmus maintains the Cadmus Supplemental Executive Retirement Plan (the "SERP") to provide supplemental retirement benefits for certain key employees of Cadmus and its participating subsidiaries who are credited with at least five years of service and who are selected by the Board of Directors of Cadmus for participation in the SERP. The Board may waive all or any part of the five year service requirement. The SERP is a non-qualified unfunded plan which covers 17 active key employees of Cadmus and its participating subsidiaries. The retirement or death benefit payable under the SERP is a 15-year term certain annuity equal to 30% of the participant's final average (highest three years out of last ten) base compensation (exclusive of non-guaranteed commissions, bonuses, overtime pay or similar payments) generally commencing at the participant's normal retirement age (which is age 65 for employees last hired prior to age 60 or otherwise is the fifth anniversary of commencement of participation). Benefits are not subject to any reduction for Social Security or other offset amount.

     The following table shows the estimated annual retirement benefits payable to SERP participants in the following average final compensation and years of service classifications assuming retirement at age 65. Average compensation under the SERP includes only the amounts set forth under "Salary" in the Summary Compensation Table on page 12.


                            SUPPLEMENTAL EXECUTIVE
                             RETIREMENT PLAN TABLE





    HIGHEST 3-YEAR                      YEARS OF SERVICE
 AVERAGE COMPENSATION    -----------------------------------------------
----------------------       5          10          15       20 AND OVER

         100,000         $7,500      15,000      22,500       $ 30,000
         125,000          9,125      18,750      28,125         37,500
         150,000         11,250      22,500      33,750         45,000
         175,000         13,125      26,250      39,375         52,500
         200,000         15,000      30,000      45,000         60,000
         225,000         16,875      33,750      50,625         67,500
         250,000         18,750      37,500      56,250         75,000
         300,000         22,500      45,000      67,500         90,000
         350,000         26,250      52,500      78,750        105,000
         400,000         30,000      60,000      90,000        120,000
         450,000         33,750      67,500     101,250        135,000
         500,000         37,500      75,000     112,500        150,000

     Credited years of service under the SERP as of the fiscal year ended June 30, 1998 are: Mr. Gillispie -- 21; Mr. Isaac -- 2; Mr. Wilson -- 35; Mr. Thomas -- 6; and Mr. Phillips -- 23.


REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Executive Compensation and Organization Committee (the "Committee"), composed of five non-employee directors, has responsibility for all aspects of the compensation program for Cadmus executive officers. Working in collaboration with Cadmus senior management and outside consultants, the Committee administers this executive compensation program to fulfill the objectives outlined below.

     PRINCIPAL OBJECTIVES. As set forth in the Company's Executive Compensation Policy and Philosophy Statement, the principal objectives of the executive compensation program are: (i) to attract and retain a highly-qualified management team; (ii) to motivate this team to achieve corporate objectives and to control and justify the costs of executive incentives; (iii) to ensure that executive compensation is integral to, and supportive of, other Cadmus management benefits, systems and processes; and (iv) to link pay with performance in a number of respects, most notably linking executive compensation and shareholder value so that increases in executive compensation are directly related to the creation of value for the Company's shareholders.

     The primary components of the Company's executive compensation program are base salaries, short-term incentive payments, long-term incentive awards, historically in the form of stock options, and the Supplemental Executive Retirement Plan.

     The Committee considered the deductibility of executive compensation under
Section 162(m) of the Internal Revenue Code which was enacted in 1993. Under this provision, beginning in 1994 a publicly held corporation would not be permitted to deduct compensation in excess of one million dollars per year paid to the chief executive officer or any one of the other named executive officers except to the extent the compensation was paid under compensation plans meeting certain tax code requirements. The Committee noted that the Company does not currently face the loss of this deduction for compensation. The Committee nevertheless determined that, in reviewing the design of and administering the executive compensation program, the Committee will continue in the future to preserve the Company's tax deductions for executive compensation unless this goal conflicts with the primary objectives of the Company's compensation program.

     SALARIES. Salaries for Cadmus executive officers are established and administered by means of salary grades and salary ranges. All Cadmus executive officers are assigned a base salary grade which is reviewed annually. With outside consultants, senior management prepares a schedule of salary ranges by grade, which is reviewed annually. At the beginning of each fiscal year, the Committee reviews management's recommendations concerning adjustments in grade designation and base salaries for each executive officer. Based on this review, the Committee makes such salary adjustments as it deems appropriate. Base salaries are generally competitive with the market based on peer group comparisons provided by outside consultants.

     SHORT-TERM INCENTIVE PAYMENTS. The Company utilizes an Executive Incentive Plan under which its executive officers may earn annual incentive payments based on their business unit's performance as well as the overall financial performance of Cadmus. A formula that focuses primarily upon "return on capital employed" ("ROC") establishes at each Cadmus business unit "curves" that generate a "pool" from which the short-term incentives are paid. As ROC improves and operating profits increase, the pool grows. No pool is created, and no incentives are earned, however, until cost of capital devoted to the business is recovered and a minimum earnings threshold is achieved.

     At the beginning of each fiscal year, senior management presents for consideration and approval by the Committee the recommended short-term incentive curves for Cadmus and each Cadmus business unit. At the conclusion of the fiscal year, senior management recommends to the Committee specific short-term awards for each executive officer. Those recommendations are based, among other factors, on that executive's individual performance, as well as the performance and profitability of that executive's business unit. A portion of each executive's incentive award also is determined by the financial performance of Cadmus. The Committee then considers and approves, to the extent it believes appropriate, the incentive pools generated by the incentive curves and the incentive award recommendations of senior management. At budgeted performance levels, the Executive Incentive Plan generally should have the potential to generate awards in the range of 30-60% of base salary. The Plan also contains a midyear payment feature equal to 25% of the anticipated bonus. This feature is designed to motivate executives and managers to meet or exceed interim financial goals. Certain members of senior management, including the Company's executive officers, are excluded from this midyear payment feature.

     LONG-TERM INCENTIVE AWARDS. The long-term incentive component of executive compensation for Cadmus executive officers is provided under the 1984 Stock Option Plan and the 1990 Long Term Incentive Stock Plan. The 1984 Plan, under which no additional shares are available for grant, provides solely for the award of stock options and tandem SARs. The 1990 Plan, an omnibus plan, provides for awards of incentive and non-qualified stock options, SARs, restricted stock grants, performance units or shares, as well as "other stock-unit" awards. In practice, however, stock options have been the only form of awards made under the 1990 Plan to date.

     Certain options issued in 1998 are exercisable over a period of 3 years with earlier vesting if the Company's performance exceeds specific standards adopted by the Compensation Committee. Other options issued in 1998 are immediately vested. Options issued prior to 1998 are exercisable over 5 years with accelerated performance vesting criteria. The vesting schedule for certain options issued prior to 1998 was accelerated during 1998. Options generally have a ten-year term subject to early termination under certain circumstances and typically have an option exercise price equal to the market value of the Common Stock at the date of grant. Thus, the Common Stock must appreciate before an executive officer receives any benefit from an option grant.

     At the beginning of each year, determination is made as to the number of shares that the Company can reasonably issue for that year (typically 2% of outstanding shares per year). Contemporaneously senior management, working periodically with outside consultants, makes recommendations concerning awards to specific executives. These awards generally are recommended only for those relatively few executives who are in a position and have the ability to influence materially the financial performance of Cadmus. These recommendations are acted upon by the Committee at its August meeting. Although the Committee has no specific target equity ownership in mind for Cadmus executives, an overall guideline is that the long-term incentive potential should equal short-term incentive amounts and should be directed at creating a meaningful equity position for top management. (See "Executive Compensation -- Stock Options," page 14 for information concerning specific grants made in fiscal 1998.)

     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. Supplemental executive retirement benefits are provided under the Cadmus Supplemental Executive Retirement Plan. Under this plan, executives earn an additional retirement benefit equal to 30% of the executive's final average base compensation generally commencing at the participant's normal retirement age payable as a 15-year term certain annuity. The Committee may waive all or part of the five year service requirement. See "Retirement Benefits -- Cadmus Supplemental Executive Retirement Plan."

     CHIEF EXECUTIVE OFFICER COMPENSATION. Compensation for the Company's Chairman and Chief Executive Officer is established in accordance with the principles and objectives outlined above. Based upon external information and data, including a survey of chief executive officer compensation at other public manufacturing companies deemed comparable to the Company and based further on the financial performance of the Company during fiscal 1998, the Committee approved a merit increase of 3.11% over last year's base salary and set Mr. Gillispie's salary as Chief Executive Officer for fiscal 1998 at $332,000.

     In determining the short-term and long-term incentive portions of Mr. Gillispie's compensation for fiscal year 1998, the Committee considered both the operating performance and the strategic progress of the Company. From an operating perspective, the following aspects of the Company's performance were considered: the Company's net income for the year increased 49% over that of the prior year with record sales, operating margins and net income, the Company effected a dramatic improvement in the performance and profit of the Marketing Communications sector and particularly in the Professional Communications sector, the Company successfully executed the restructuring program it undertook in the prior year; the Company augmented the management team in both the Marketing Communications sector and the Professional Communications sector, and the Company made substantial progress on critical information technology and infrastructure initiatives. From a strategic perspective the following aspects of the Company's performance were considered: the Company successfully effected the relocation of the Packaging and Promotional business to a new 180,000 square foot facility in Charlotte which substantially enhanced its manufacturing capacity and capability, the Company instituted a company wide "branding" initiative to further the Company "Create, Produce and Distribute" model, the Company completed the acquisition and integration of Germersheim during the year which furthered its ability to execute fully-integrated services in select, niche markets. Based on the foregoing, the Committee approved a short-term incentive of $199,200 for Mr. Gillispie, an annual stock option grant of 30,000 shares and a special stock option grant of 15,000 shares for Mr. Gillispie for fiscal 1998.


               EXECUTIVE COMPENSATION AND ORGANIZATION COMMITTEE
                          G. Waddy Garrett (Chairman)
                              Price H. Gwynn, III
                               Jeanne M. Liedtka
                              John D. Munford, II
                                Bruce A. Walker

PERFORMANCE GRAPH

     Securities and Exchange Commission regulations require the Company to include in its proxy statement the following Performance Graph. The Graph is intended to permit shareholders to more easily relate executive compensation to company performance based on the market price of a company's stock. The Graph shows the percentage change in the market price for the Common Stock from June 30, 1993 to June 30, 1998.

     The Graph assumes $100 invested on June 30, 1993 in the Company, the S&P 500, the 1998 Peer Group and the 1997 Peer Group and shows the total return on such an investment, assuming reinvestment of dividends, as of June 30, 1998. The 1998 Peer Group, included for the first time this year, includes Banta Corporation, World Color Press, Quebecor, Merrill Corporation, Bowne and Company, Mail-Well, Wallace Computer Services, the Media General Advertising Agencies Index and the Media General Marketing Services Index. The combined cumulative total return of the two indices is weighted to reflect the percentage of the Company's sales volume attributable to its advertising and marketing businesses, with the cumulative total returns of the other companies in the 1998 Peer Group weighted by their respective market capitalization.

     The Company has determined that it would be appropriate to replace the 1997 Peer Group with the 1998 Peer Group for fiscal 1999 reporting. The Company believes that the 1998 Peer Group includes a more representative group of comparable companies than the 1997 Peer Group for three reasons: (1) the restructuring of the Company into the Professional Communications and Marketing Communications sectors, (2) the Company's exit from the publishing business and
(3) the recent acquisition of two of the companies that were included in the 1997 Peer Group. Comparison of the Company against the 1998 Peer Group should therefore provide a more meaningful measure of the Company's overall performance. The 1997 Peer Group, included this year for comparative purposes, consists of Devon Group, Graphics Industries, Banta Corporation, Courier Corporation, Donnelly Corporation, Bowne and Co., Merrill Corporation, and the Media General Book and Magazine Publishing Index.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                AMONG CADMUS, THE S&P 500 INDEX AND PEER GROUP

                                    [GRAPH]





                     1993     1994     1995     1996     1997     1998
                    ------   ------   ------   ------   ------   -----
Cadmus              100      206      278      182      186      294
S&P 500             100      101      128      161      217      282
1998 Peer Group     100      106      117      154      182      224
1997 Peer Group     100      101      130      155      204      313

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based on a review of the reports of changes in beneficial ownership of Common Stock and written representations furnished to Cadmus, Cadmus believes that its officers and directors filed on a timely basis the reports required to be filed under Section 16(a) of the Securities Exchange Act of 1934 during the fiscal year ended June 30, 1998, except that (i) a Form 3 was filed late for Mr. Ward and (ii) two Forms 4 reporting a total of three purchases were filed late by Mr. Garrett.


PROPOSAL TO APPROVE AMENDMENT TO 1990 LONG TERM INCENTIVE STOCK PLAN

     SUMMARY. Cadmus historically has used stock options as an important part of its executive compensation plan. This practice has been based on the belief that options (i) are an effective means of attracting and retaining key employees, and (ii) align the interests of shareholders and management. Under the Cadmus 1990 Long Term Incentive Stock Plan (the "1990 Plan"), as of June 30, 1998,

Cadmus had only 62,000 shares of Common Stock available for issuance. The proposed amendment to the 1990 Plan would make an additional 350,000 shares available for issuance.

     GENERAL. In 1990, the shareholders approved the 1990 Plan. The 1990 Plan was intended to replace the 1984 Stock Option Plan (the "1984 Plan") under which no further options would be granted, but which would continue to govern outstanding options previously granted thereunder until their exercise, expiration or forfeiture. The 1990 Plan as initially adopted and approved by shareholders provided that 360,000 shares of the Common Stock could be issued to key employees of Cadmus and its subsidiaries pursuant to stock options, stock appreciation rights, performance shares, performance units, restricted stock and other stock unit awards ("Awards").

     The 1990 Plan is administered by the Executive Compensation and Organization Committee (the "Committee"), none of the members of which are eligible for Awards under such plan. The Committee selects executive officers and other key personnel to whom Awards may be granted and determines the particular terms of each Award. Approximately 27 persons (including those persons named in the Summary Compensation Table) are eligible for Awards under the 1990 Plan. The nature and extent of a recipient's participation, the benefits or amounts to be received by each recipient and any consideration to be received by the Company for granting or awarding such benefits are determined by the Committee. Unless specified by the 1990 Plan, the prices, expiration dates, consideration to be received by the Company, and other terms of each Award are determined by the Committee and are set forth in a written agreement between the Company and the recipient. Awards may not be assigned, transferred, pledged or otherwise encumbered by a participant, other than by will or the laws of descent and distribution. Awards may be exercised during the recipient's lifetime only by the recipient or, in the case of disability, by the recipient's legal representative. Historically, such Awards also have not been exercisable until at least six months after the grant of the Award. For additional information on the Plan, see "Report of the Compensation Committee on Executive Compensation -- Long-Term Incentive Awards" on page 19.

     1994 AMENDMENTS TO THE 1990 PLAN. In 1994 shareholders approved a number of amendments to the 1990 Plan (the "1994 Amendments"). The 1994 Amendments increased the number of shares of Common Stock available for issuance under the 1990 Plan to 740,000 shares, subject to future adjustment as provided in the 1990 Plan. The 1994 Amendments also effected several changes to the 1990 Plan to eliminate certain provisions generally viewed as unfavorable to shareholders. Specifically, the 1994 Amendments (i) reduced from one-half to one-third the total number of shares issuable under the 1990 Plan in the form of restricted stock awards, performance awards or other stock unit awards, (ii) decreased the maximum discount from market value permissible in setting the option exercise price for non-qualified options from 50% to 15% (as a result, the option exercise price of a non-qualified option may be no less than 85% of the fair market value of the Common Stock on the date of grant); (iii) provided that no participant may be granted options covering more than 75,000 shares of Common Stock in any one calendar year; (iv) eliminated the ability of the Committee to grant so-called "reload options" and (v) eliminated the Committee's discretion to lower the option exercise price of outstanding options as part of any modification, extension or renewal of such options.

     In addition, the Company acted to make all option grants "performance vesting." Under the terms of all grants made subsequent to 1994, options granted pursuant to the 1990 Plan first become exercisable approximately two to five years from the date of grant, depending upon the Common Stock's "cumulative total return" relative to the Company's peer group, as reflected in the performance graph included in the Company's proxy statements. The Company expects that options granted in the future under the 1990 Plan will also have performance-based vesting.

     1996 AMENDMENT TO 1990 PLAN. In 1996, shareholders of the Company approved a further amendment to the 1990 Plan to increase the number of shares of Common Stock available for issuance under the 1990 Plan by an additional 360,000 shares resulting in a total of 1,100,000 shares available for Awards under the Plan, subject to future adjustment as provided in the Plan.

     INFORMATION ABOUT OUTSTANDING AWARDS. At June 30, 1998, only 62,000 shares were available for future Awards under the 1990 Plan. As of the same date, options covering 906,200 and 72,234 shares of Common Stock were outstanding under the 1990 Plan and 1984 Plan, respectively.

     Information with respect to options granted in the fiscal year ended June 30, 1998 to the named executive officers under the 1990 Plan is set forth in the Summary Compensation Table on page 12 and the table entitled "Options Granted in Last Fiscal Year" on page 14. During the fiscal year ended June 30, 1998, a total of 125,000 options were awarded under the 1990 Plan to all executive officers as a group and 115,000 options were awarded under the 1990 Plan to employees other than executive officers. On September 18, 1998, the closing price of the Common Stock as reported by the NASDAQ National Market was $19.25.

     PROPOSAL TO AMEND 1990 PLAN. During the past fiscal year, the Board of Directors amended the Plan to remove the mandatory 6-month vesting provisions. Effective August 12, 1998, the Board of Directors approved a proposed amendment to the 1990 Plan that would increase the number of shares of Common Stock available for issuance under the 1990 Plan by an additional 350,000 shares, subject to future adjustment as provided in the 1990 Plan. The Board believes this amendment is necessary in order to make shares available for further Awards under the 1990 Plan so that the Company and its subsidiaries will continue to be able to provide an effective means of attracting and retaining key employees and aligning to the maximum extent possible the interests of these employees and Cadmus shareholders.


RATIFICATION OF THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP served as the Company's independent accountants for the fiscal year ended June 30, 1998, and has been selected as independent public accountants for Cadmus for the fiscal year ending June 30, 1999, subject to ratification by the shareholders.

     If not otherwise specified, proxies will be voted in favor of ratification of the appointment. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 1999 ANNUAL MEETING

     Under applicable law, the Board of Directors need not include an otherwise appropriate shareholder proposal (including any shareholder nominations for director candidates) in its proxy statement or form of proxy for the 1999 annual meeting of shareholders unless the proposal is received by the Secretary of Cadmus at the Company's principal place of business on or before June 4, 1999.

     In addition, the Company's Bylaws prescribe certain procedures which must be followed, including certain advance notice requirements, in order for a proposal to be properly before a shareholder meeting. Notice that a shareholder intends to bring any matter before a meeting must be received by the Company not less than 60 days before the anniversary date of the meeting notice given by the Company for the previous year's annual meeting. Any shareholder desiring a copy of the Cadmus Bylaws will be furnished one without charge upon written request to the Secretary.


OTHER MATTERS

     As of the date of this Proxy Statement, management of Cadmus has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matter properly comes before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.


ANNUAL REPORT ON FORM 10-K

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED JUNE 30, 1998 CAN BE OBTAINED WITHOUT CHARGE BY WRITING TO THE CORPORATE SECRETARY AT P.O. BOX 27367, RICHMOND, VIRGINIA 23261.


                                            By Order of the Board of Directors


                                            /s/ Bruce V. Thomas
                                            --------------------------
                                            SENIOR VICE PRESIDENT AND
                                            CHIEF FINANCIAL OFFICER

                                 [CADMUS LOGO]

                       CADMUS COMMUNICATIONS CORPORATION
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints C. Stephenson Gillispie, Jr. and Bruce V. Thomas jointly and severally, proxies, with full power to act alone, and with full power of substitution, to represent the undersigned and to vote, as designated below and upon any and all other matters which may properly be brought before such meeting, all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Cadmus Communications Corporation to be held on November 12, 1998, or any adjournment thereof.


1. Election of Class III Directors to serve until 2001 Annual Meeting of Shareholders.

   [ ] FOR all nominees listed                    [ ] WITHHOLD AUTHORITY to
       (except as written on the line below)          vote for all nominees
                                                      listed below

   Nominees: John C. Purnell, Jr., Russell M. Robinson, II, John W. Rosenblum and David G. Wilson, Jr.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE LISTED ABOVE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------
2. Approval of the amendment to the 1990 Long Term Incentive Stock Plan authorizing the issuance of an additional 350,000 shares under the Plan.
                        [ ] FOR  [ ] AGAINST  [ ] ABSTAIN


                 (CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE)

3. Ratification of the designation of Arthur Andersen LLP as independent accountants for the Corporation and its subsidiaries for the current fiscal year.
                        [ ] FOR  [ ] AGAINST  [ ] ABSTAIN


4. In their discretion, the proxies are authorized to vote upon any other business that may come before the meeting or any adjournment thereof.


                                              UNLESS OTHERWISE SPECIFIED IN THE
                                           SQUARES PROVIDED, THE UNDERSIGNED'S
                                           VOTE WILL BE CAST FOR ITEMS 1, 2 AND
                                           3. IF, AT OR BEFORE THE TIME OF THE
                                           MEETING, ANY OF THE NOMINEES LISTED
                                           ABOVE HAS BECOME UNAVAILABLE FOR ANY
                                           REASON, THE PROXIES HAVE THE
                                           DISCRETION TO VOTE FOR A SUBSTITUTE
                                           NOMINEE OR NOMINEES. THIS PROXY MAY
                                           BE REVOKED AT ANY TIME PRIOR TO ITS
                                           EXERCISE.


                                         -------------------------------------
                                                           Signature




                                         -------------------------------------
                                                           Signature



                                           Dated:_______________________, 1998

                                           (IN SIGNING AS ATTORNEY,
                                           ADMINISTRATOR, EXECUTOR, GUARDIAN OR
                                           TRUSTEE, PLEASE ADD YOUR TITLE AS
                                           SUCH.)